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                                                                 EXHIBIT 5.1
                                                                EXHIBIT 23.1

                         [Hughes & Luce, L.L.P. Letterhead]

                                    May 28, 1998

ATC Communications Group, Inc.
5950 Berkshire Lane; Suite 1650
Dallas, Texas  75225

Ladies and Gentlemen:

     We have acted as counsel to ATC Communications Group, Inc., a Delaware corporation (the "COMPANY"), in connection with the registration under the Securities Act of 1933, as amended (the "SECURITIES ACT"), of up to 33,500,000 shares (the "SHARES") of the Company's common stock, par value $.01 per share (the "COMMON STOCK"), to be issued by the Company pursuant to that certain Agreement and Plan of Merger (the "AGREEMENT") dated as of April 7, 1998 by and among the Company, IQI, Inc., a New York corporation ("IQI"), and ATC Merger Sub, Inc., a New York corporation and wholly-owned subsidiary of the Company ("SUB"), as described in the Registration Statement of the Company on Form S-4 (the "REGISTRATION STATEMENT") filed with the Securities and Exchange Commission. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

     In rendering this opinion, we have examined and relied upon executed originals, counterparts or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized, or certified copies.

     Based on the foregoing, we are of the opinion that the Shares will be, if and when issued in exchange for shares of IQI Common Stock pursuant to the terms and conditions of the Agreement, validly issued, fully paid and nonassessable, assuming that (i) the stockholders of the Company approve the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 27,500,000 to 100,000,000, and such amendment is filed with and is declared effective by the Secretary of State of Delaware prior to any such issuance, and (ii) the Company maintains an adequate number of authorized but unissued shares of Common Stock available for such issuance.

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     This opinion may be filed as an exhibit to the Registration Statement.  We also consent to the reference to this firm as having passed on the validity of such shares of Common Stock under the caption "Legal Matters" in the prospectus that constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Very truly yours,


                              /s/ HUGHES & LUCE, L.L.P.